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Exhibit 99.2

MERGER OF PARTHUS TECHNOLOGIES AND THE IP LICENSING BUSINESS OF DSP GROUP

Introduction

        Parthus Technologies plc ("Parthus") (LSE: PRH, Nasdaq: PRTH) and DSP Group, Inc. ("DSPG") (Nasdaq: DSPG) jointly announce that they have agreed to combine Parthus with the DSP IP licensing business of DSPG (the "Ceva Business") in a merger of equals (the "Merger"). The Merger, which has been unanimously approved by the boards of directors of both companies, creates a combined company which the parties believe will have clear leadership in the market for Digital Signal Processing ("DSP") cores and platform-level IP—the core technologies for all digital communication and multimedia devices. The new combined company will be called ParthusCeva, Inc. ("ParthusCeva").

        Under the terms of the transaction:

  •
  Subject to obtaining the Tax Ruling, DSPG will distribute 100% of the equity of Ceva, Inc., its wholly owned IP licensing subsidiary ("Ceva"), to DSPG Stockholders as part of the Spin-off. Immediately following the Spin-off, Ceva will issue common stock to the existing shareholders of Parthus, and, DSPG Stockholders will hold shares representing approximately 50.1% of the ParthusCeva Common Stock immediately following the Merger.

  •
  Parthus Shareholders will, in exchange for all outstanding Parthus Ordinary Shares, receive in aggregate ParthusCeva Common Stock representing approximately 49.9% of the issued ParthusCeva Common Stock immediately following the Merger. In addition, approximately US$60 million (approximately €68 million or GBP 42 million) is expected to be distributed to Parthus Shareholders as a court approved capital repayment ("Capital Repayment"). Each Parthus Shareholder will also be entitled to receive a pro rata share of an aggregate payment of US$100,000 (approximately €113,580).

Rationale and Benefits of the Merger

        Parthus and the Ceva Business have significant but complementary strengths in product range, geographic coverage and customer base. In particular, Parthus is an established leader in platform-level IP solutions (complete silicon and software intellectual property solutions) targeting key technologies related to the mobile Internet. The Ceva Business is the leading supplier of DSP cores to the semiconductor industry and its SmartCores™ technology is the licensed DSP core of choice in the cellular phone market.

        Key strengths of ParthusCeva are expected to include:

  •
  Market leadership in both DSP cores and platform-level IP solutions that build around the DSP core;

  •
  Strong positioning in large and fast-growing markets such as wireless communications, mobile computing, automotive, consumer entertainment and computer networking;

  •
  Compelling product offering which includes IP solutions for key applications such as Bluetooth, GPS, W-CDMA, VolP and MP3;

  •
  Strategically well positioned to exploit the industry shift toward the licensing of open-standard processor architectures;

  •
  Blue-chip semiconductor and OEM customers (including nine out of the top-10 semiconductor companies) with demonstrated strong customer retention and significant cross-selling opportunities; and

  •
  Proven business model with scalable, high margin revenues and pro forma combined net cash position in excess of US$80 million.

Board Of Directors, Management and Employees

        Upon the Merger becoming effective, ParthusCeva will be headquartered in San Jose, California, and will have over 400 employees (with approximately 330 involved in research and development activities). The existing employment rights, including pension rights, of the employees of both Parthus and the Ceva Business will be safeguarded.

        Key executives of ParthusCeva will include:

  •
  Eli Ayalon, currently Chairman and Chief Executive Officer of DSPG, who will serve as Chairman of ParthusCeva;

  •
  Brian Long, currently Chief Executive Officer of Parthus, who will serve as Vice Chairman of ParthusCeva;

  •
  Kevin Fielding, currently President of Parthus, who will become Chief Executive Officer and a board member of ParthusCeva;

  •
  Gideon Wertheizer, currently Executive Vice President of DSPG, who will become Executive Vice President—Business Development and Chief Technology Officer of ParthusCeva;

  •
  Eoin Gilley, currently Chief Operating Officer of Parthus, who will become Executive Vice President and Chief Operating Officer of ParthusCeva; and

  •
  Elaine Coughlan, currently Chief Financial Officer of Parthus, who will become the Chief Financial Officer of ParthusCeva.

        The board of ParthusCeva will comprise eight members in total, including five non-executive directors.

About Parthus and DSPG

        Further information on each of Parthus and DSPG is contained in Appendix 4.

Summary Financial Information

        It is intended that ParthusCeva will have a financial year end of 31 December. Primary accounts will be prepared in accordance with US GAAP.

        Summary financial information for Parthus, the Ceva Business and ParthusCeva for the year ended 31st December 2001 is set out below.

US$ million	Parthus	Ceva Business	ParthusCeva
Revenues	40.9	25.2	66.1
Licensing & Royalty	30.0	20.9	50.9
Other	10.9	4.3	15.2
Gross Margin	71%	95%	80%

Structure Of The Merger

        The Merger is to be effected by way of the Scheme. Under the Scheme, Parthus Shareholders will receive ParthusCeva Common Stock representing approximately 49.9% of the issued ParthusCeva Common Stock immediately after completion of the Merger.

        Parthus Shareholders will, in exchange for all outstanding Parthus Ordinary Shares, receive in aggregate ParthusCeva Common Stock representing approximately 49.9% of the issued ParthusCeva Common Stock immediately following the Merger. In addition, approximately US$60 million (approximately €68 million or GBP 42 million) is expected to be distributed to Parthus Shareholders as a court approved capital repayment ("Capital Repayment"). Based on Parthus' issued share capital as at the date of this announcement the Capital Repayment equates to approximately US$1.03 (approximately €1.14) per Parthus ADR and approximately GBP0.07 (approximately €0.12) per Parthus Ordinary Share. In addition, as part of the consideration, each Parthus shareholder will also be entitled to receive a pro rata share of an aggregate payment of US$100,000 (approximately €113,580). Holders of Parthus ADRs and Parthus Ordinary Shares will receive the payment in US$ and GBP respectively, unless they elect to receive the payment in €. The exact distribution to Parthus Shareholders will be calculated by reference to Parthus' issued share capital as at closing.

        The Scheme will require approval by Parthus Shareholders at a meeting to be convened by direction of the High Court. Approval at the Court Meeting requires a majority in number representing 75 per cent in value of those holders who vote at the meeting. In addition, the Scheme is required to be sanctioned by the High Court. The Capital Repayment will also require approval by a special resolution of the Parthus Shareholders prior to it being sanctioned by the High Court.

        It is intended that the formal documentation relating to the Merger will be sent to Parthus Shareholders, and the Extraordinary General Meeting and the Court Meeting of Parthus Shareholders will be convened, once the pre-conditions to the Merger set out in paragraph 1 of Appendix 1 are satisfied or waived. The pre-conditions include, inter alia, the receipt of a favourable Tax Ruling.

        The Merger is also subject to the other conditions set out in Appendix 1, including, inter alia, the approval of the Scheme by Parthus Shareholders, the sanction of the Scheme by the High Court and satisfaction of certain regulatory conditions. The Scheme can only become effective if all pre-conditions and conditions to the Merger have been satisfied or waived.

        The Scheme will become effective upon registration by the Companies Registration Office, Dublin of a copy of the required orders of the High Court and related minutes in respect of the Scheme and the Capital Reduction.

        Details of other material terms of the Combination Agreement are set out in Appendix 2.

        Ceva and Parthus have been advised that the shares of ParthusCeva Common Stock to be issued to Parthus Shareholders under the Scheme are exempt from the registration requirements of the US Securities Act of 1933, as amended, and, as a consequence, the ParthusCeva Common Stock to be issued pursuant to the Scheme will not be registered thereunder.

Irrevocable Undertakings

        It is a pre-condition to the Merger that each of the directors and executive officers of Parthus and each beneficial owner of 3.5% or more of the issued Parthus Ordinary Shares of which Parthus has knowledge (amounting in aggregate to approximately 32% of Parthus' issued share capital) ("Undertaking Shareholders"), shall deliver to DSPG, no later than noon, London time on the day of this announcement, an irrevocable undertaking, pursuant to which such Undertaking Shareholders shall agree to give Ceva a proxy to vote all of the Parthus Ordinary Shares held by them (i) at the Court Meeting; and (ii) at the Extraordinary General Meeting to effect the Scheme.

        The irrevocable undertakings shall cease to have effect if the listings of the Common Stock of ParthusCeva on Nasdaq and the London Stock Exchange do not become effective on or before 31 December 2002 (or such later date as may be agreed from time to time between the Undertaking Shareholders, Parthus and Ceva); or the Scheme has not been approved by 31 December 2002; or the Combination Agreement is terminated.

Share Option Plans

        Options granted under the Parthus Share Option Plans will be assumed by ParthusCeva so that each option will be deemed to constitute an option to acquire a number of shares of ParthusCeva Common Stock based on the Ordinary Allotment Ratio on the same terms as the original options.

Settlement, Listing And Dealing

        It is intended that an application will be made for the ParthusCeva Common Stock to be listed on Nasdaq. It is intended that applications will be made to the UK Listing Authority for the ParthusCeva Common Stock to be admitted to the Official List and to trading on the market for listed securities of the London Stock Exchange.

        Further details on settlement, listing and dealing will be included in the documents to be sent to Parthus Shareholders.

        Subject to completion of the Merger, Parthus will make applications for the cancellation of the listing of Parthus Ordinary Shares and its ADRs on the Official List and Nasdaq.

Payment of Expenses on Termination

        Under certain circumstances, the details of which are set out in Appendix 2, if the Combination Agreement is terminated, either Parthus or Ceva shall be obligated to pay the fees and expenses of the other up to US$3.75 million.

General

        Certain terms used in this announcement are defined in Appendix 5.

        It is intended that the formal documentation relating to the Merger will be dispatched to Parthus Shareholders during Q3 2002. The Merger is expected to be completed by the end of Q3 2002.

Recommendation

        The board of directors of Parthus, which has been so advised by Goldman Sachs International, considers the terms of the Merger, the Scheme and Capital Repayment to be fair and reasonable to the shareholders of Parthus. In providing its financial advice, Goldman Sachs International has taken into account the directors of Parthus' commercial assessment of the merits of the Merger, the Scheme and the Capital Repayment. Accordingly, the board of directors of Parthus unanimously recommends that Parthus' Shareholders vote in favour of the resolutions to be proposed at the Parthus shareholder meetings to be convened in connection with the Merger, the Scheme and the Capital Repayment, as each of the directors of Parthus intends to do so in respect of his beneficial holdings, which in aggregate amount to approximately 27% of Parthus' issued share capital.

Enquiries:
Parthus Technologies plc Barry Nolan	Tel: +353 1 402 5700
Goldman Sachs International Basil Geoghegan, Executive Director	Tel: +44 20 7774 1000
DSP Group, Inc. Yaniv Arieli, Investor Relations	Tel: +1 408 986 4423
Morgan Stanley & Co. Limited Geoff Baldwin, Managing Director Duncan Priston, Vice President	Tel: +44 20 7425 5000
Financial Dynamics James Melville-Ross	Tel. +44 20 7831 3113

        The directors of Parthus accept responsibility for the information contained in this announcement relating to the Parthus Group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Parthus (who have taken all reasonable care to ensure that this is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

        The directors of DSPG and the directors of Ceva accept responsibility for the information contained in this announcement other than that relating to the Parthus Group, the directors of Parthus, their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of DSPG and Ceva (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

        Goldman Sachs International is acting for Parthus and no one else in connection with the Merger, the Scheme and the Capital Repayment and will not be responsible to any other person for providing the protections offered to clients of Goldman Sachs International, or for providing advice in relation to the Merger, the Scheme and the Capital Repayment.

        Morgan Stanley is acting for DSPG and Ceva and no one else in connection with the Merger and the Scheme and will not be responsible to anyone other than DSPG and Ceva for providing the protections offered to clients of Morgan Stanley, nor for providing advice in relation to the Merger and the Scheme.

        This announcement does not constitute an offer to sell or issue, or a solicitation of any offer to purchase or subscribe for any shares in DSPG, Ceva or Parthus nor shall it form the basis of, or be relied upon in connection with, any contract for such purchase or subscription. No representation or warranty, express or implied, is made or given by DSPG, Ceva or Parthus as to the accuracy or completeness of the information or the opinions contained in this announcement and no liability is accepted for any such information or opinions.

        The issue of ParthusCeva Common Stock under the Merger and/or the posting of the Scheme documents to persons not resident in Ireland, the USA or the UK may be affected by the laws of the relevant jurisdictions. Persons who are not residents in Ireland, the USA or the UK should inform themselves about and observe any particular requirements.

        Statements in this document regarding the proposed transaction between DSPG, Ceva and Parthus, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for ParthusCeva and any other statements about DSPG, Parthus or ParthusCeva's managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability of the parties to consummate the transaction, the ability of the parties to successfully integrate Parthus' and Ceva's operations and employees; the ability to realise anticipated synergies and cost savings; and the other factors described in Parthus' Annual Report on Form 20-F for the year ended December 31, 2000 and in current reports filed by Parthus on Form 6-K and DSPG's Annual Report on Form 10-K for the year ended December 31, 2001. Parthus and DSPG disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

        Copies of this announcement are not being sent and must not be mailed or otherwise distributed or sent in or into or from Australia, Canada or Japan, including to Parthus Shareholders or participants in the Parthus Share Option Plans with registered addresses in Australia, Canada or Japan or to or by nominees, trustees or custodians holding Parthus Ordinary Shares or Parthus ADRs for such persons. Persons receiving this announcement (including, without limitation, custodians, nominees and trustees) should not distribute or send it in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails or any such means, instrumentality or facility for any purpose, directly or indirectly, in connection with this announcement.

        GBP amounts have been translated at the convenience exchange rate of GBP1.00 = US$1.4350. € amounts have been translated at the convenient exchange rate of GBP1.00 = €1.6299 and US$1.00 = €1.1358.

        A copy of the Combination Agreement will be available for display at the offices of LK Shields, Solicitors, 39/40 Upper Mount Street, Dublin 2 during business hours (Saturdays, Sundays and public holidays excepted) from 11.00am on the date of this announcement until termination of the Combination Agreement or, if later, completion of the Merger.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR JAPAN

APPENDIX 1

Pre-conditions and Conditions of the Merger

1.
The respective obligations of each party to the Combination Agreement to send the Scheme Documentation to Parthus Shareholders shall be subject to the satisfaction prior to the date of issuance of the Scheme Document of the following pre-conditions:

a)
Each of the Directors and executive officers of Parthus and each beneficial owner of 3.5% or more of the outstanding Parthus Ordinary Shares (in the form of Parthus Ordinary Shares or Parthus ADSs) of which Parthus has knowledge ("Undertaking Shareholders"), shall have delivered to DSPG, no later than noon, London time on the day of the release of this announcement, an irrevocable undertaking in agreed form (the "Irrevocable Undertaking") pursuant to which such Undertaking Shareholders shall agree to give Ceva a proxy to vote all of the Parthus Ordinary Shares held by the Undertaking Shareholders at the Court Meeting and at the Extraordinary General Meeting to effect the Scheme; and

b)
DSPG shall have received a Tax Ruling that does not impose any materially adverse conditions or qualifications on either DSPG or Ceva, as the case may be, in the reasonable judgment of DSPG or Parthus, respectively, and a confirmation from the Israeli tax authority (the "Israeli Tax Confirmation") that confirms that the original Israeli tax rulings dated February 18, 2001 and May 31, 2001 continue to apply to the Internal Distribution (as defined in the Internal Revenue Service Ruling Letter issued to DSPG dated September 26, 2001) notwithstanding the transactions contemplated by the Combination Agreement.

2.
The respective obligations of each party to the Combination Agreement to effect the Merger shall be subject to the satisfaction prior to the time of issue by the Companies Registration Office, Dublin of a certificate of registration of the sanction by the High Court of the Scheme under Section 201 of the Companies Act and the sanction by the High Court of the Capital Reduction and the Capital Repayment and confirming the cancellation of share capital in connection therewith under Section 72 of the Companies Act (together, the "Final Court Orders") (the "Effective Date") of the following conditions, any of which may be waived by the parties acting together:

a)
A Tax Ruling that does not impose any materially adverse conditions or qualifications on either DSPG or Ceva as the case may be, in the reasonable judgment of DSPG or Parthus, respectively, and the Israeli Tax Confirmation shall have been received.

b)
The contribution and assignment by DSPG to Ceva of the Ceva Business (the "Ceva Contribution") and the distribution by DSPG of 100% of the outstanding common stock of Ceva to DSPG shareholders (the "Ceva Distribution") shall have occurred.

c)
Parthus shall have obtained all approvals of the Parthus Shareholders necessary to approve the Scheme (including the Capital Reduction and the Capital Repayment) and all the transactions contemplated hereby, and the High Court shall have sanctioned the Scheme.

d)
All requisite steps for implementation of the Scheme (including the Capital Reduction and the Capital Repayment) shall have been taken and become unconditional and effective, other than the filing of the Final Court Orders with the Companies Registration Office, Dublin.

e)
The Minister for Enterprise, Trade and Employment ("Minister") shall have informed Ceva that he has decided not to make an order under section 9 of the Irish Control Act in relation to the transactions contemplated by the Combination Agreement, the Minister shall have made a conditional order permitting the transactions contemplated by the Combination Agreement on terms satisfactory to Ceva and Parthus, or the relevant period under section 6 of the Irish Control Act shall have expired without the Minister having made any order, or, in each such case above, the Minister shall have issued an equivalent decision or determination under any legislative provision amending or replacing any such section or provision.

  f)
  Other than the filing of the evidence of consummation of the Scheme, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, commission, governmental body, regulatory authority, agency or tribunal wherever located ("Governmental Entity") in connection with the Scheme and the consummation of the other transactions contemplated by the Combination Agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse change, event, circumstance or development with respect to, or material adverse effect, whether relating to DSPG, Ceva or otherwise, on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Ceva or the business of Ceva or (ii) the ability of DSPG or Ceva to consummate the transactions contemplated by the Combination Agreement or the Scheme (other than any such change, event, circumstance or development, or effect which results from (a) changes that are the result of economic factors affecting the national, regional or world economy; (b) changes that are the result of factors generally affecting the specific industry or markets in which Ceva competes; (c) any adverse change, effect or circumstance primarily arising out of or resulting from actions contemplated by the parties in connection with the Combination Agreement or the Scheme or the pendency or announcement of the transactions contemplated by the Combination Agreement or the Scheme; (d) changes that reflect quarterly fluctuations in revenues attributable to the timing of signing of major customer agreements; or (e) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof) ("Ceva Material Adverse Effect"), or a material adverse change, event, circumstance or, development with respect to, or material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Parthus and the subsidiaries of Parthus, taken as a whole, or (ii) the ability of Parthus to consummate the transactions contemplated by the Combination Agreement or the Scheme; (other than any such change, event, circumstance or development, or effect which results from (a) changes that are the result of economic factors affecting the national, regional or world economy; (b) changes that are the result of factors generally affecting the specific industry or markets in which Parthus competes; (c) any adverse change, effect or circumstance primarily arising out of or resulting from actions contemplated by the parties in connection with the Combination Agreement or the Scheme or the pendency or announcement of the transactions contemplated by the Combination Agreement or the Scheme; (d) the continued incurrence of losses by Parthus in the ordinary course of its business materially consistent with previous periods; or (e) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof) ("Parthus Material Adverse Effect"), shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Ceva Material Adverse Effect or a Parthus Material Adverse Effect.

  g)
  The General Form for Registration of Securities on Form 10 registering all of the outstanding shares of ParthusCeva Common Stock as of the date of the Ceva Distribution ("Form 10") shall have become effective under the Securities Exchange Act of 1934, as amended, or the parties shall have been advised by the Securities and Exchange Commission ("SEC") or its staff that the Form 10 will be made effective upon notice that the Ceva Distribution has occurred, and no stop order suspending the effectiveness of the Form 10 shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Form 10 shall have been initiated or threatened in writing by the SEC or its staff.

  h)
  The UK Listing Authority shall have agreed to admit the ParthusCeva Common Stock to the Official List and the London Stock Exchange shall have agreed to admit all of the shares of the ParthusCeva Common Stock issued pursuant to the Scheme to trading on the London Stock Exchange's market for listed securities.

  i)
  The listing of the shares of ParthusCeva Common Stock shall have been approved, subject to notices of issuance, by the Nasdaq Stock Market, Inc.

  j)
  Unless otherwise agreed by Ceva, each person or entity which will be a 5% or more shareholder (within the meaning of Treasury Regulation Section 1.355 - 7T(k)(5)) of ParthusCeva Common Stock after the Effective Date shall have entered into an agreement in form and substance satisfactory to the parties to the Combination Agreement in which such person or entity agrees not to purchase any additional shares of ParthusCeva Common Stock for a period of two years following the Effective Date.

  k)
  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by the Combination Agreement or the Scheme.

  l)
  There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by DSPG, Ceva, or any subsidiary of DSPG or Ceva whose assets are to be contributed to Ceva in the Ceva Contribution, of all or any portion of the business of Parthus or any of Parthus' subsidiaries or of DSPG, Ceva or any of their respective subsidiaries; or to compel DSPG, Ceva or any of their respective subsidiaries to dispose of or hold separate all or any portion of the business or assets of Parthus or any of Parthus' subsidiaries or of DSPG, Ceva or any of their respective subsidiaries; (ii) seeking to impose or confirm limitations on the ability of DSPG, Ceva or any of their respective subsidiaries effectively to exercise full rights of ownership of the Parthus Ordinary Shares including the right to vote any such shares on any matters properly presented to stockholders; or (iii) seeking to require divestiture by DSPG, Ceva or any of their respective subsidiaries of any such shares.

3.
The obligations of Ceva to effect the Merger are subject to the satisfaction on or prior to the Effective Date of each of the following additional conditions, any of which may be waived in writing exclusively by DSPG and Ceva:

a)
The representations and warranties of Parthus set forth in the Combination Agreement and in any certificate or other writing delivered by Parthus pursuant to the Combination Agreement shall be true and correct (i) as of the date of the Combination Agreement (except, in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Effective Date as though made on and as of the Effective Date (except, in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by the Combination Agreement or the Scheme or (z) where the failures to be true and correct (without regard to any materiality, Parthus Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Parthus Material Adverse Effect); and DSPG and Ceva shall have received a certificate signed on behalf of Parthus by the chief executive officer or the chief financial officer of Parthus to such effect.

b)
Parthus shall have performed in all material respects all obligations required to be performed by it under the Combination Agreement on or prior to the time on the Effective Date at which the Scheme becomes effective; and Ceva shall have received a certificate signed on behalf of Parthus by the chief executive officer or the chief financial officer of Parthus to such effect.

  c)
  Parthus shall have obtained (i) all consents and approvals of the third parties disclosed to Ceva by Parthus and (ii) any other consent or approval of any third party (other than a Governmental Entity), the failure to obtain which, individually or in the aggregate, is reasonably likely to have a Parthus Material Adverse Effect.

  d)
  Parthus shall have executed and delivered to Ceva a certificate providing information in connection with the application for the Tax Ruling.

  e)
  Brian Long shall have executed and delivered to Ceva a certificate providing information in connection with the application for the Tax Ruling.

  f)
  Each of the Directors and executive officers of Parthus and each beneficial owner of 3.5% or more of the outstanding Parthus Ordinary Shares (in the form of Parthus Ordinary Shares or Parthus ADSs) of which Parthus has knowledge shall have executed a Voting Agreement pursuant to which such party shall agree to vote all of its shares of ParthusCeva Common Stock with respect to elections of members of the Board of Directors of ParthusCeva, for the Ceva nominees, and with respect to all other matters to be voted on by the stockholders of ParthusCeva, either in accordance with the recommendations of ParthusCeva, or for or against any such matter in the same proportion as the shares owned by all other stockholders.

4.
The obligation of Parthus to effect the Merger is subject to the satisfaction on or prior to the Effective Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parthus:

a)
The representations and warranties of DSPG and Ceva set forth in the Combination Agreement and in any certificate or other writing delivered by DSPG and Ceva pursuant hereto shall be true and correct (i) as of the date of the Combination Agreement (except, in the case of this clause (i), to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (ii) as of the Effective Date as though made on and as of the Effective Date (except, in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by the Combination Agreement or the Scheme, or (z) where the failures to be true and correct (without regard to any materiality, Ceva Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Ceva Material Adverse Effect); and Parthus shall have received a certificate signed on behalf of DSPG and Ceva by the chief executive officer or the chief financial officer of each of DSPG and Ceva to such effect.

b)
DSPG and Ceva shall have performed in all material respects all obligations required to be performed by them under the Combination Agreement on or prior to the time on the Effective Date at which the Scheme becomes effective, and Parthus shall have received a certificate signed on behalf of DSPG and Ceva by the chief executive officer or the chief financial officer of each of DSPG and Ceva to such effect.

c)
DSPG and Ceva shall have obtained (i) all consents and approvals of requisite third parties and (ii) any other consent or approval of any third party (other than a Governmental Entity), the failure to obtain which, individually or in the aggregate, is reasonably likely to have a Ceva Material Adverse Effect.

APPENDIX 2

Additional Material Terms of Combination Agreement

1.
Termination

        The Combination Agreement may be terminated and the Scheme may be abandoned at any time prior to the Effective Time, whether before or after approval of the Scheme by the Parthus Shareholders or sanction of the Scheme by the High Court:

  a)
  by mutual written consent of Parthus on one hand, and DSPG and Ceva on the other;

  b)
  by Ceva and DSPG, if the Undertaking Shareholders have not delivered to DSPG, by noon, London time on the day of the release of this announcement, the Irrevocable Undertakings; and

  c)
  by either Parthus on one hand, or DSPG or Ceva on the other if:

  i.
  the transactions contemplated by the Combination Agreement shall not have been completed by 31 December, 2002; provided, however, that the right to terminate the Combination Agreement pursuant to this paragraph shall not be available to any party whose failure to perform any of its obligations under the Combination Agreement results in the failure of such transactions to be consummated by such time;

  ii.
  the resolutions required to effect the Scheme or any other resolutions that may be proposed by Parthus at the Extraordinary General Meeting to effect the transactions contemplated by the Combination Agreement shall not have been adopted at the Court Meeting and/or the Extraordinary General Meeting (or an adjournment or postponement thereof) or if the High Court refuses to make the Final Court Orders notwithstanding the adoption of such resolutions;

  iii.
  any order or restraint having any of the effects set forth in paragraph 2k. and paragraph 21. of Appendix 1 hereof shall be in effect and shall have become final and nonappealable; or

  iv.
  Parthus enters into a merger, share exchange, scheme of arrangement, acquisition or other agreement (including an agreement in principle) or understanding to effect a bona fide (i) proposal or offer for a merger, consolidations, scheme of arrangement or dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Parthus or its subsidiaries, taken as a whole, (ii) any proposal for the issuance by Parthus or any of its subsidiaries of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of Parthus, in each case other than the Combination contemplated by the Combination Agreement (an "Acquisition Proposal") to acquire (including by means of a scheme of arrangement), directly or indirectly, for consideration consisting of cash and/or securities of a third party, more than 50% of the Parthus Ordinary Shares then outstanding or all or substantially all of the assets of Parthus, and otherwise on terms that a majority of the non-executive directors of Parthus determines, in good faith, to be more favorable to Parthus and the Parthus Shareholders than the Merger (after receiving advice from Parthus' independent financial advisor that the Acquisition Proposal is more favorable to Parthus' Shareholders, from a financial point of view, than the Merger) and for which financing, to the extent required, is then firmly committed ("Superior Proposal") or the board of directors of Parthus ("Parthus Board") or a committee thereof resolves to do so; provided, however, that Parthus may not terminate the Combination Agreement pursuant to this paragraph unless (a) Parthus has delivered to Ceva a written notice of Parthus' intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the person making the Acquisition Proposal and (b) three business days have elapsed following delivery to Ceva of such written notice by Parthus, during which time Ceva may propose amendments to the terms of the Combination Agreement to be at least as favorable as such Acquisition Proposal; and provided, further, that Parthus may not terminate the Combination Agreement pursuant to this paragraph unless, at the end of such three-business-day period, the Parthus Board reasonably believes that the Acquisition Proposal continues to constitute a Superior Proposal.

  d)
  subject to the Irish Takeover Rules and in accordance with any ruling or directions of the Panel, by Parthus, if DSPG or Ceva shall have breached any of their representations and warranties contained in Article IV of the Combination Agreement, which breach has or is reasonably likely to have a Ceva Material Adverse Effect, or if DSPG or Ceva shall have breached or failed to perform in any material respect any of their covenants or other agreements contained in the Combination Agreement; in each case, which breach or failure to perform has not been cured by DSPG or Ceva, as the case may be, within thirty (30) days following receipt of written notice thereof from Parthus; or

  e)
  by DSPG and Ceva:

  i.
  subject to the Irish Takeover Rules and in accordance with any ruling or directions of the Panel, if Parthus shall have breached any of its representations and warranties contained in the Combination Agreement, which breach has or is reasonably likely to have a Parthus Material Adverse Effect or Parthus shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Combination Agreement; in each case, which breach or failure to perform has not been cured by Parthus within thirty (30) days following receipt of written notice thereof from Ceva; or

  ii.
  if (x) the Parthus Board or a committee thereof shall have withdrawn or modified in a manner adverse to Ceva its approval or recommendation of the Scheme, the resolution with respect to the Capital Reduction or the Combination Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), (y) the Parthus Board or a committee thereof shall have resolved to take any of the foregoing actions or (z) the Parthus Board fails to reconfirm its recommendation of the Scheme to the Parthus Shareholders within five days after DSPG and Ceva so request in writing (which five-day period shall be extended for an additional five days if Parthus certifies to DSPG and Ceva prior to the expiration of the initial five-day period that the Parthus Board is in good faith seeking to obtain additional information regarding its decision to reconfirm its recommendation of the Scheme to the Parthus Shareholders); or

  iii.
  if, within 14 days of the making of the Final Court Orders and the satisfaction or waiver of all pre-closing and closing conditions, Parthus does not promptly deliver an office copy of the Final Court Orders and the minute required by Section 75 of the Companies Act for registration to the Companies Registration Office, Dublin.

2.
Fees and Expenses

a)
Except as provided in this paragraph 2, whether or not the Merger is completed, Parthus on the one hand and DSPG and Ceva on the other shall bear their respective expenses incurred in connection with the Combination Agreement, the Scheme and the other transactions contemplated by the Combination Agreement, including, without limitation, the preparation, execution and performance of the Combination Agreement, the Separation Agreement by and

    among DSPG, Ceva and certain subsidiaries of DSPG and Ceva in the form agreed to by the parties on the date hereof and to be entered into prior to the Effective Date, the Scheme and the other documents and transactions contemplated by the Combination Agreement, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, and the costs, expenses and filing fees incurred in connection with (i) the filings with the High Court and the filing and registration of the Final Court Orders with the Companies Registration Office, Dublin and (ii) any filings under the Irish Control Act. Any capital issuance duty due in connection with the issuance of new Parthus Ordinary Shares to Ceva in the Scheme will be paid by Ceva. Notwithstanding the foregoing, Ceva (after the time on the Effective Date at which the Scheme becomes effective) shall bear US$2 million of the fees and expenses payable by DSPG or Ceva in accordance with the first sentence of this section 2(a) and the balance of such fees and expenses shall be borne by DSPG.

  b)
  Notwithstanding any provision in the Combination Agreement to the contrary, if the Combination Agreement is terminated (i) by Parthus on one hand, or DSPG and Ceva on the other, pursuant to paragraph 1c.ii and if, after the date hereof and prior to the termination of the Combination Agreement in accordance with its terms, an Acquisition Proposal occurs, or (ii) by DSPG and Ceva pursuant to paragraph 1c.iv, 1e.i, 1e.ii or 1e.iii hereof, then, in each case, Parthus shall (without prejudice to any other rights DSPG and Ceva may have against Parthus for breach of the Combination Agreement), reimburse DSPG and Ceva upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of DSPG, Ceva, or any affiliate of DSPG or Ceva in connection with the Combination Agreement and the transaction contemplated therein, including all fees and expenses of counsel, investment banking fees and fees of accountants and consultants up to a maximum aggregate amount of US$3.75 million, such payment to be made promptly, but in no event later than the second business day following termination of the Combination Agreement.

  c)
  Notwithstanding any provision in the Combination Agreement to the contrary, if the Combination Agreement is terminated by Parthus pursuant to paragraph 1d hereof, Ceva shall, without prejudice to any other rights Parthus may have against Ceva or DSPG for breach of the Combination Agreement, reimburse Parthus upon demand for all out of pocket fees and expenses incurred or paid by or on behalf of Parthus or any affiliate of Parthus in connection with the Combination Agreement and the transactions contemplated in the Combination Agreement, including all fees and expenses of counsel, investment banking fees, and fees of accountants and consultants, up to a maximum aggregate amount of US$3.75 million.

  d)
  The parties have agreed that the obligations contained in paragraph 2b and paragraph 2c hereof are an integral part of the transactions contemplated by the Combination Agreement and that, without those obligations, Parthus, on the one hand, and DSPG and Ceva, on the other, would not enter into the Combination Agreement. Accordingly, if Parthus fails to promptly pay the amounts pursuant to paragraph 2b hereof, or if Ceva fails promptly to pay the amounts due pursuant to paragraph 2c hereof (i) the party failing to so pay shall pay interest on such amounts of the prime rate announced by Citicorp, at its central New York City office, in effect on the date any such amount was required to be made and (ii) if in order to obtain such payment a party commences a suit or takes other action which results in a judgment or other binding determination against Parthus for the fees and expenses in paragraph 2b or paragraph 2c hereof for the fees and expenses of the non-paying party, such non-paying party shall also pay to the party entitled to receive payment, its costs and expenses (including reasonable attorney's fees) in connection with such suit, together with the interest payable under the preceding clause (i).

APPENDIX 3

Other Issues

        Neither DSPG nor Ceva nor any of the directors of DSPG or Ceva nor, so far as DSPG or Ceva is aware, any person acting in concert with DSPG or Ceva, owns or controls any Parthus Ordinary Shares or Parthus ADRs or holds any option to acquire any Parthus Ordinary Shares or Parthus ADRs or has entered into any derivative referenced to Parthus Ordinary Shares or Parthus ADRs which remain outstanding.

        In view of the requirement for confidentiality, DSPG has not made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Merger.

        The attention of member firms of Nasdaq is drawn to certain Irish dealing disclosure requirements following the announcement by DSPG and Parthus of the proposed Merger. That announcement (made on 15 March 2002) commenced the offer period in accordance with the Irish Takeover Rules which is published and administered by the Irish Takeover Panel. The offer period is deemed to commence at the time when an announcement is made of a proposal or possible offer, with or without terms. Parthus has equity securities traded on Nasdaq and the London Stock Exchange.

        The above disclosure requirements are set out in more detail in Rule 8 of the Irish Takeover Rules. In particular Rule 8.3 of the Irish Takeover Rules requires public disclosure of dealings during the offer period by persons who own or control, or who would as a result of any transaction own or control, 1% or more of any class of relevant securities of Parthus. Relevant securities include Parthus ADRs and Parthus Ordinary Shares and instruments convertible into Parthus ADRs and Parthus Ordinary Shares. This requirement will apply until the earlier of (a) the pre-conditions set out in paragraph 1 of Appendix 1 are not met; or (b) the Merger becomes effective or it lapses.

        Disclosure should be made on an appropriate form no later than 12 noon on the business day following the date of the dealing transaction. These disclosures should be sent to the Panel (on fax number +353 1 678 9289) and the Company announcements Office of the London Stock Exchange (on fax number: +44 (0)20 7588 6057).

        Member firms should advise those of their clients who wish to deal in the relevant securities of Parthus, whether in the US or in the UK, that they may be affected by these requirements. If there is any doubt as to their application, the Panel should be consulted (telephone number: +353 1 678 9020)

APPENDIX 4

Company descriptions

Parthus Technologies plc

        Parthus Technologies is a leading provider of platform-level intellectual property (IP) targeting the mobile Internet marketplace. Platform-level IP (i.e. incorporating the radio, baseband and software design in one integrated solution) greatly reduces licensees' cost, risk, complexity and time-to-market for new generation semiconductor products. Parthus offers an unrivalled portfolio of platform-level IP spanning wireless communications (Bluetooth; 2.5G GSM/GPRS; 3G W-CDMA) and application processing and multimedia technologies (PDA/Smartphone for Microsoft, Symbian and Linux OS; mobile multimedia; GPS Location; application acceleration). Parthus leverages nine years of IP development expertise to deploy platforms either as stand-alone, or as converged solutions, that further enhance the cost, power and performance characteristics of platform-level IP. Parthus licenses its technologies to some of the world's leading semiconductor companies. Parthus is headquartered in Dublin, Ireland with offices in nine countries and is listed on the London Stock Exchange (London: PRH) and the Nasdaq National Market (PRTH). Further information on Parthus is available at http://www.Parthus.com.

DSP Group, Inc.

        DSP Group, Inc., is a global leader in the development and marketing of high-performance, cost-effective, licensable digital signal processing (DSP) cores. The company's family of DSP cores provides ideal solutions for low-power, cost-effective applications, such as cellular, broadband communications, VoIP, multimedia, advanced telecommunications systems, disk-drive controllers, and other types of embedded-control applications. By combining its DSP core technologies with its proprietary, advanced speech-processing algorithms, DSPG also delivers a wide range of enabling, application-specific integrated circuits (ICs) for full-featured, integrated-telephony products and applications, including spread spectrum wireless technologies. DSPG maintains an international presence with offices located around the globe and is listed on the Nasdaq National Market (DSPG). Further information about DSPG is available at http://www.dspg.com.

APPENDIX 5

Definitions

        The following definitions apply throughout this document unless the context requires otherwise.

"Capital Reduction"	the reduction by Parthus of a portion of its share capital
"Capital Repayment"	the repayment of capital in an aggregate amount of US$60 million by Parthus to Parthus Shareholders
"Ceva Business"	the DSP intellectual property licensing business of DSPG
"Combination Agreement"	the combination agreement dated 4 April, 2002 by and among Parthus, DSPG and Ceva
"Companies Act"	The Companies Act, 1963 of Ireland, as amended
"Court Meeting"	the meeting, or meetings, if applicable, of Parthus Shareholders convened pursuant to an order of the High Court to consider and, if thought fit, approve the Scheme
"DSP"	Digital Signal Processing
"DSPG"	DSP Group, Inc.
"DSPG Stockholders"	the holders of shares of common stock of US$0.001 par value per share of DSPG
"Extraordinary General Meeting"
the general meeting of Parthus at which the resolutions as to the Capital Reduction and the Capital Repayment and such other resolutions as may be necessary to approve the Scheme and ancillary matters relating thereto or in respect of the transactions contemplated by the Combination Agreement
"High Court"	the High Court of Ireland
"IP"	intellectual property
"Irish Control Act"	the Irish Mergers and Takeovers (Control) Acts, 1978 to 1996 or any statutory provision supplementing, amending or replacing the same
"Irish Takeover Rules"	the Irish Takeover Panel Act of 1997 or any rules or directions made by the Irish Takeover Panel thereunder
"London Stock Exchange"	London Stock Exchange plc
"Merger"	the proposed merger of Ceva and Parthus as described in this announcement
"Morgan Stanley"	Morgan Stanley & Co. International Limited
"Nasdaq"	the Nasdaq National Market
"Official List"	the official list maintained by the UK Listing Authority for the purposes of the Financial Services and Markets Act 2000

"Ordinary Allotment Ratio"
the fraction, expressed as a decimal with six decimal places, calculated as of the Effective Date at which the Scheme becomes effective, rounded down to the sixth decimal place, the numerator of which equals that number of shares of ParthusCeva Common Stock that when issued constitutes 49.9% of issued and outstanding shares of ParthusCeva Common Stock as of the time on the Effective Date at which the Scheme becomes effective including the shares so issued, rounded down to the nearest whole share and the denominator of which equals the sum of (A) the number of issued and outstanding Parthus Ordinary Shares as of the time on the Effective Date at which the Scheme becomes effective and (B) the maximum number of Parthus Ordinary Shares that may be required to be issued pursuant to Section 1.6 of the Agreement and Plan of Merger dated as of May 14, 2001 by and among Parthus, Maverick Acquisition, Inc., Chicory Systems, Inc., the Principal Stockholders (as defined therein) and the Stockholders (as defined therein)
"Panel"	the Irish Takeover Panel
"Parthus"	Parthus Technologies plc
"Parthus ADRs"	American Depositary Receipts evidencing Parthus ADSs
"Parthus ADSs"	American Depositary Shares, each representing ten Parthus Ordinary Shares
"Parthus Board"	the Board of Directors of Parthus
"Parthus Group"	Parthus and its subsidiaries
"Parthus Ordinary Shares"	ordinary shares of €0.000317434 each in the capital of Parthus
"Parthus Shareholders"	holders of Parthus Ordinary Shares and Parthus ADSs evidenced by Parthus ADRs
"Parthus Share Option Plans"	the Parthus 2000 Share Option Plan and Parthus' Chicory Systems, Inc. 1999 Employee Stock Option/Stock Issuance Plan, as amended
"ParthusCeva Common Stock"	the shares of common stock of US$0.001 par value per share of ParthusCeva
"Scheme"
the proposed scheme of arrangement under Section 201 of the Companies Act pursuant to which Parthus Ordinary Shares and Parthus ADSs will be cancelled and in consideration for the cancellation of such shares, new ParthusCeva Common Stock will be issued to Parthus Shareholders when the Scheme becomes effective

"Scheme Document"
a circular for distribution to the Parthus Shareholders containing (i) the Scheme; the notice or notices, if applicable, convening the relevant meeting or meetings of Parthus Shareholders to be convened pursuant to an order of the Irish High Court for the purpose of considering and, if thought fit, approving the Scheme, (iii) an explanatory statement as required by Section 202 of the Companies Act with respect to the Scheme; (iv) such other information as may be required by, or in accordance with, the Companies Act, the Irish Takeover Rules or the rules of Nasdaq or the UK Listing Authority; (v) a notice convening an Extraordinary General Meeting; and (vi) such other information as Parthus and DSPG shall agree
"Spin-off"	the tax-free spin-off of the Ceva Business by DSPG
"Tax Ruling"
the ruling from the United States Internal Revenue Service and the Israeli tax confirmation in a form and substance reasonably satisfactory to DSP to the effect that, among other things, (i) the Ceva Contribution qualifies either as a reorganisation within the meaning of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code") or as an exchange within the meaning of Section 351 of the Code, (ii) the Ceva Contribution and the Internal Distribution (as defined in the Internal Revenue Service Ruling Letter issued to DSPG dated September 26, 2001) comply with the requirements of Section 355 of the Code, and (iii) other transactions and events as to which DSPG may request rulings in good faith and in the reasonable exercise of its discretion will not cause Section 355 of the Code to apply to the Ceva Distribution and the Internal Distribution
"UK" or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"UK Listing Authority"
The Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of the Financial Services and Markets Act 2000
"US", "United States of America", "United States" or "USA"	the United States of America, its territories and possessions, any state of the United States and the District of Columbia
"US GAAP"	United States generally accepted accounting principle

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